Oppenheimer Europe Fund
Oppenheimer Global Fund
October 17, 2003

                                                                              EXHIBIT 12
                                      Form of Tax Opinion Relating to the Reorganization

[Name and address of Tax Expert]

October 17, 2003

Oppenheimer Europe Fund
c/o OppenheimerFunds, Inc.
6803 S. Tucson Way
Centennial, CO 80112-3924

Oppenheimer Global Fund
c/o OppenheimerFunds, Inc.
6803 S. Tucson Way
Centennial, CO 80112-3924

Ladies & Gentlemen:

REORGANIZATION OF OPPENHEIMER EUROPE FUND INTO
OPPENHEIMER GLOBAL FUND -
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
-----------------------------------------------

         You have  requested the opinion of _________  (the "Tax Experts") as to certain
U.S.  federal  income tax  consequences  in  connection  with the  Agreement and Plan of
Reorganization,  dated  April 17, 2003 (the  "Plan"),  between  Oppenheimer  Europe Fund
(the "Target  Fund"),  and Oppenheimer  Global Fund (the  "Acquiring  Fund") pursuant to which:  (i) Target  Fund will  transfer  all of its assets to  Acquiring  Fund solely in exchange  for voting  shares of  Acquiring  Fund;  (ii)  Acquiring  Fund will assume the identified  liabilities  of Target  Fund as listed on  Target  Fund's  Statement  of Net
Assets as of October 17, 2003 (i.e.,  the  "Closing  Date" of this  transaction);  (iii)
Target Fund will distribute to its  shareholders  all of the voting shares received from
Acquiring Fund; and (iv) Target Fund will be liquidated (the  aforementioned  items (i),
(ii),  (iii),  and (iv)  hereinafter  collectively  referred to as the  ("Transaction").
Except as  otherwise  provided,  all terms not defined  herein  shall have the  meanings ascribed  to them  (or  defined  by  reference)  in the  Plan.  In  connection  with the rendering  of this  opinion,  the Tax Experts has reviewed  the  registration  statement filed by the Acquiring  Fund on Form N-14 with the  Securities  and Exchange  Commission relating to the Transaction  (the  "Registration  Statement") and the Plan. In addition, the Tax Experts has  reviewed and relied upon the  representations  made by Target Fund, and Acquiring Fund in their respective  Representation  Letters,  dated October 17, 2003
(collectively, the "Representations").

FACTS AND ASSUMPTIONS

         Target fund, a Massachusetts  business  trust,  was organized on March 1, 1999.
Acquiring  Fund was  organized  as a  Massachusetts  business  trust as a successor to a
Maryland  corporation  organized on December 22, 1969.  Target Fund and  Acquiring  Fund
are open-end management  investment  companies in accordance with the Investment Company
Act of 1940 (the "1940  Act"),  as amended.  Both Target  Fund and  Acquiring  Fund have individually  qualified  and are expected to qualify as regulated  investment  companies
("RICs")  within the meaning of Section 851 of the  Internal  Revenue  Code of 1986,  as
amended (the "Code") for all prior years and the current year.

         Both Target Fund and Acquiring Fund  currently  maintain five classes of common shares.  Neither  Target Fund nor  Acquiring  Fund permits  cumulative  voting.  Class A shares of Target Fund are subject to a 5.75  percent  front-end  sales  charge and 12b-1 service  plan  fees  equal to 0.25  percent  of  average  annual  net  assets of Class A shares.  Class B shares of Target  Fund are  subject  to a maximum  contingent  deferred sales  charge  of 5.00  percent  as well as an annual  0.75  percent  asset-based  sales charge.  Class C shares of Target  Fund are  subject  to a maximum  contingent  deferred sales  charge  of 1.00  percent  as well as an annual  0.75  percent  asset-based  sales charge.  Class N shares of Target  Fund are  subject  to a maximum  contingent  deferred sales  charge  of 1.00  percent  as well as an annual  0.25  percent  asset-based  sales charge.  Finally,  Class Y shares of Target Fund are not  subject to any sales  charges, and are offered to certain  institutional  investors under a special  agreement with the distributor of the Target Fund's shares.

         Class A shares of Acquiring Fund are subject to a 5.75 percent  front-end sales charge and 12b-1  service  plan fees equal to 0.25  percent of average  annual net assts of  Class  A  shares.  Class B  shares  of  Acquiring  Fund  are  subject  to a  maximum contingent  deferred  sales  charge of 5.00  percent as well as an annual  0.75  percent asset-based  sales  charge.  Class C shares of  Acquiring  Fund are subject to a maximum contingent  deferred  sales  charge of 1.00  percent as well as an annual  0.75  percent asst-based  sales  charge.  Class N shares of  Acquiring  Fund are  subject to a maximum contingent  deferred  sales  charge of 1.00  percent as well as an annual  0.25  percent asset-based sales charge.  Finally,  Class Y shares of Acquiring Fund are not subject to any sales charges,  and are offered to certain  institutional  investors under a special agreement with the distributor of the Acquiring Fund's shares.

         For what has been  represented  by Target Fund and  Acquiring  Fund to be valid business reasons, the following transaction is proposed:

1.       Target  Fund will  transfer  all of its  assets  to  Acquiring  Fund  solely in exchange for voting  shares of Acquiring  Fund and the  assumption by Acquiring
         Fund of the liabilities of Target Fund;

2.       Target Fund will  distribute  the voting  shares of Acquiring  Fund received in the exchange to its  shareholders  in exchange for their shares in Target Fund;
         and

3.       Target  Fund  will  liquidate  and  dissolve  in  accordance  with  the laws of
         Massachusetts, and terminate its registration under the 1940 Act.

         Acquiring  Fund  may  sell  up to 66  percent  of the  assets  received  in the
Transaction  to  unrelated  purchasers  and  will  invest  any  proceeds  of such  sales consistent with its investment objectives and policies.

REPRESENTATIONS

         The  following   representations   have  been  made  in  connection   with  the
Transaction:

     (a) Each  shareholder of Target Fund will receive in the Transaction  solely voting shares of Acquiring Fund in exchange for shares of Target Fund.

     (b) Pursuant to the Transaction,  Target Fund shareholders will receive  fractional shares of  Acquiring  Fund in exchange  for their  fractional  shares of Target
         Fund. No cash will be distributed in lieu of fractional shares.

     (c) The fair market value of the voting  shares of Acquiring  Fund received by each shareholder  of Target  Fund  will be  approximately  equal to the fair  market value of the shares of Target Fund exchanged therefore.

     (d) Neither  Acquiring Fund (in its capacity as the issuing  corporation as defined in Section  1.368-1(b) of the Income Tax Regulations  (the  "Regulations")  nor
         any person related to Acquiring  Fund, as defined in Section  1.368-1(e)(3)  of the  Regulations,  has or will have (at the time of the  Transaction) a plan or intention to acquire,  during the five-year period beginning on the date of the
         Transaction  and in connection  with the  Transaction,  Target Fund shares with consideration  other than Acquiring Fund shares, or redeem any of the Acquiring
         Fund  shares,  or  redeem  any of  the  Acquiring  Fund  shares  issued  in the
         Transaction  either  directly  or  through  any  transaction,   agreement,   or
         arrangement with any other person.

     (e) During the  five-year  period  ending on the date of the  Transaction,  neither
         Target  Fund nor any  person  related  to Target  Fund (as  defined  in Section
         1.368-1(e)(3)   of  the   Regulations)   will  have  directly  or  through  any
         transaction,  agreement  or  arrangement  with any other  person,  (1) acquired
         Target Fund  shares  with  consideration  other than  solely  voting  shares of
         Acquiring  Fund or Target Fund (other  than  redemptions  of Target Fund shares made  pursuant  to  Section  22(e) of the 1940 Act that were not in  connection with the Transaction),  or (2) made  distributions  with respect to Target Fund shares  (other than  distributions  made in the ordinary  course of business by
         Target Fund  pursuant  to the 1940 Act).  Therefore,  Target Fund  shareholders will  not  have  received  consideration  before  the  Transaction  (either  in redemption of, or as a  distribution  with respect to, Target Fund shares) that would be treated as other  property or money  received in the  Transaction  for purposes  of Section  356 of the Code (or would be so  treated  if Target  Fund shareholders  had also  received  Acquiring  Fund shares in exchange for Target
         Fund shares).

     (f) During the  five-year  period  ending on the date of the  Transaction,  neither
         Acquiring  Fund nor any person related to Acquiring Fund (as defined in Section
         1.368-1(e)(3) of the Regulations)  will have acquired,  directly or through any transaction,  agreement  or  arrangement  with any other  person,  Target  Fund shares with consideration other than voting shares of Acquiring Fund.

     (g) Acquiring Fund does not own,  directly or  indirectly,  nor has it owned during the past five years, directly or indirectly, any stock of Target Fund.

     (h) There is no plan or intention by Target Fund  shareholders who own 5 percent or more of Target Fund stock,  and to the best of the knowledge of the  management of  Target  Fund,  there  is no  plan or  intention  on the  part of any  other shareholders  of  Target  Fund to redeem an  amount  of  Acquiring  Fund  stock received in the  Transaction  that would reduce such Target Fund  shareholders'
         ownership of  Acquiring  Fund to a number of shares  having a value,  as of the date of the  Transaction,  of less than 50  percent  of the value of all of the formerly  outstanding  Target Fund stock as of the same date.  For  purposes of this  representation,  shares of Target Fund stock  exchanged for cash or other property or  surrendered by dissenters  will be treated as  outstanding  Target
         Fund  stock on the date of the  Transaction.  In  addition,  Target  stock  and
         Acquiring  Fund stock held by Target Fund  shareholders,  and redeemed prior to or subsequent to Transaction will be considered in making this representation.

     (i) The five classes of common  shares issued by Acquiring  Fund are  substantially similar to the  corresponding  five classes of common  shares  issued by Target
         Fund.  Target Fund will  exchange  each share of Target Fund for a share of the corresponding class of shares of Acquiring Fund.

     (j) Acquiring  Fund will  acquire at least 90 percent of the fair  market  value of the net assets and at least 70  percent of the fair  market  value of the gross assets held by Target Fund immediately  prior to the Transaction.  For purposes of this  representation,  amounts  used by Target  Fund to pay its  Transaction expenses  will be included as assets of Target Fund held  immediately  prior to the Transaction.

     (k) Target Fund will  distribute the voting shares of Acquiring Fund it receives in the Transaction in pursuance of the Plan.

     (l) Immediately after the Transaction,  the former shareholders of Target Fund will not be in control of Acquiring fund within the meaning of Section  368(a)(2)(H)
         of the Code.

     (m) After the  Transaction,  Acquiring  Fund will use the assets  acquired from the
         Target Fund in its  business  and has no plan or intention to sell or otherwise dispose of any of the assets of the Target Fund  acquired  in the  Transaction, except for dispositions  made in the ordinary course of business,  or transfers described in Section 368(a)(2)(C) of the Code. In addition,  Acquiring Fund may sell  up to 66  percent  of  the  assets  acquired  from  Target  Fund  in  the
         Transaction.  Any proceeds will be invested in accordance with Acquiring Fund's investment objectives.

     (n) Following  the  Transaction,   Acquiring  Fund  will  continue  the  historical
         business  of Target  Fund or use a  significant  portion of the  Target  Fund's historical business assets in a business.

     (o) Acquiring  Fund will  assume all of Target  Fund's  liabilities  identified  on
         Target  Fund's  Statement  of Net  Assets  as of the  Closing  Date,  and  such liabilities  were or will have been  incurred  by Target  Fund in the  ordinary course of business.  No other person  related to Acquiring Fund will assume any
         Target Fund liability in the Transaction.

     (p) The  liabilities  of  Target  Fund to be  assumed  by  Acquiring  Fund  and the liabilities to which the transferred  assets of the Target Fund will be subject will have incurred by Target Fund in the ordinary course of its business.

     (q) Target Fund and Target Fund shareholders,  respectively,  will pay all of their own  expenses  relating to the  Transaction  whether or not those  expenses are solely  and  directly  related  to the  Transaction,  and  whether  or not  the
         Transaction  is  consummated.  Acquiring  Fund will pay its  expenses  that are solely and  directly  related to the  Transaction,  if any,  whether or not the
         Transaction  is  consummated.   Neither   Acquiring  Fund  nor  Acquiring  Fund
         shareholders  will pay any of the  expenses of either  Target Fund or of Target
         Fund shareholders.

     (r) There  will  be no  intercorporate  indebtedness  existing  at the  time of the
         Transaction  between Acquiring Fund and Target Fund that will have been issued, acquired , or settled at a discount.

         (s)      The fair  market  value of the assets of Target  Fund  transferred  to
         Acquiring  Fund will  equal or exceed  the sum of the  liabilities  assumed  by
         Acquiring  Fund  plus  the  amount  of  liabilities,   if  any,  to  which  the
         transferred assets are subject.

     (t) Acquiring  Fund and Target Fund have each  qualified,  and will  qualify at the time of the Transaction,  as a regulated  investment company within the meaning of Section  368(a)(2)(F) and 851 of the Code. After the Transaction,  Acquiring
         Fund intends to continue to so qualify.

     (u) Neither  Acquiring  Fund nor  Target  Fund  will  have  acquired  any  options, warrants,  or  rights  with  respect  to Target  Fund  shares  pursuant  to the
         Transaction.

(v)      Target is not and will not be under the  jurisdiction  of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (w) Target Fund will have at the time of the  Transaction  no options,  warrants or rights  outstanding  with  respect  to its  shares.  Target  Fund will not have redeemed any options,  warrants,  or rights with respect to its shares pursuant to the Transaction.

     (x) Target Fund has not filed an election  pursuant  to Notice  88-19,  1988-1 C.B.
         486, or Section  1.337(d)-5T  of the Temporary  Income Tax  Regulations,  to be
         subject to rules  similar to the rules of Section 1374 of the Code with respect to any net built-in gain on any assets acquired from another corporation.

SCOPE OF OPINIONS

         The opinions  expressed  herein are rendered  only with respect to the specific matters  discussed  herein.  We express no opinion with respect to any other  federal or state income tax or legal  aspect of the  Transaction  and no inference  should be drawn with respect to any matter not expressly opined upon.

         Our opinions are based upon the FACTS AND ASSUMPTIONS and  REPRESENTATIONS  set forth above. If any of the above-stated facts,  assumptions,  or Representations are not entirely  complete or accurate,  it is imperative  that we be informed  immediately,  as the inaccuracy or  incompleteness  could have a material effect on our  conclusions.  In rendering our  opinions,  we are relying upon the relevant  provisions of the Code,  the regulations  thereunder,  and judicial and administrative  interpretations  thereof, all as of the date of this letter.  However,  all the foregoing  authorities  are subject to change  or  modification  by  subsequent  legislative,  regulatory,  administrative,  or judicial decisions that can be retroactive in effect and,  therefore,  could also affect our  opinions.  We assume no  responsibility  to update our opinions for any such change or  modification.  The  opinions  contained  herein are not  binding  upon the  Internal
Revenue  Service,  any other tax  authority or any court,  and no assurance can be given that a  position  contrary  to that  expressed  herein  will  not be  asserted  by a tax authority and ultimately sustained by a court.

         To the  best  of  our  knowledge  (including  such  due  diligence  as we  have performed),  our opinions  are not based on  unreasonable  factual or legal  assumptions
(including  assumptions as to future events) and we have not unreasonably  relied on the
REPRESENTATIONS, statements, finding, or agreements of any person.

         In  connection  with the  rendering  of these  opinions  we have  reviewed  the
Registration   Statement   including  the  Plan.  We  have  not  made  any   independent
investigation  of the FACTS  AND  ASSUMPTIONS  or the  REPRESENTATIONS  involved  in the
Transaction  discussed  herein.  We have not examined any agreement to determine whether it complies  with  applicable  federal,  state,  or local law. We have  assumed that all actions  required to effect the  Transaction  have been, are, and will be effectuated in accordance with applicable  federal,  state, and local law and the terms of any relevant agreements.

         The opinions  expressed  herein are for the  exclusive  benefit of Target Fund,
Acquiring  Fund, and their  respective  shareholders  and may not be relied upon for any other  purpose,  or used,  circulated,  quoted  or relied  upon by any  other  person or entity without our prior written consent.

OPINIONS

         Based upon the FACTS AND  ASSUMPTIONS and  REPRESENTATIONS  as set forth above, and subject to the  conditions  and  limitations  included in the portion of this letter entitled  SCOPE OF  OPINION,  it is the opinion of the Tax  Experts  that the  following federal income tax consequences will result from the Transaction:

1.       The acquisition by Acquiring Fund of substantially  all of the assets of Target
         Fund,  solely in exchange for the  exchange for the voting  shares of Acquiring
         Fund  and the  assumption  of the  identified  liabilities  of  Target  Fund by
         Acquiring  Fund,  followed by the  distribution by Target Fund of the shares of
         Acquiring Fund in complete  liquidation to the  shareholders  of Target Fund in exchange for their Target Fund shares,  will constitute  reorganization  within the meaning of Section  368(a)(1)(C)  of the Code.  Target  Fund and  Acquiring
         Fund will each be a "party to a  reorganization"  within the meaning of Section
         368(b) of the Code.

2.       Target Fund's  shareholders will not recognize gain or loss on their receipt of solely  voting  shares of Acquiring  Fund in exchange for the voting  shares of
         Target Fund pursuant to the  Transaction in accordance  with Section  354(a)(1)
         of the Code.

3.       Target  Fund  will not  recognize  gain or loss on the  transfer  of all of its assets to  Acquiring  Fund solely in exchange  for voting  shares of  Acquiring
         Fund and the Assumption by Acquiring Fund of Target Fund  liabilities  pursuant to the Transaction in accordance with Sections 361(a) and 357(a) of the Code.

4.       Target  Fund  will not  recognize  gain or loss on its  distribution  of voting shares of Acquiring  Fund to its  shareholders  pursuant to the  liquidation of
         Target Fund in accordance with Section 361(c) of the Code.

5.       Acquiring  Fund will not recognize  gain or loss on its  acquisition  of all of the assets of Target  Fund solely in exchange  for voting  shares of  Acquiring
         Fund and the  assumption  by Acquiring  Fund of Target  Fund's  liabilities  in accordance with Section 1032 (a) of the Code.

6.       The basis of the voting  shares of  Acquiring  Fund  received by Target  Fund's shareholders  pursuant  to the  Transaction  will equal the basis of the voting shares of Target Fund  surrendered  in exchange  therefore in  accordance  with
         Section 358(a)(1) of the Code.

7.       The holding  period of the voting shares of Acquiring Fund received by a Target
         Fund  shareholder  pursuant to the Transaction will include the period that the shareholder  held  the  voting  shares  of  Target  Fund  exchanged  therefore, provided that the  shareholder  held such shares as a capital asset on the date of the Transaction in accordance with Section 1223(1) of the Code.

8.       Acquiring  Fund's basis in the assets of Target Fund  received  pursuant to the
         Transaction  will equal Target  Fund's basis in the assets  immediately  before the Transaction in accordance with Section 362(b) of the Code.

9.       Acquiring Fund's holding period in Target Fund assets received  pursuant to the
         Transaction  will  include the period  during which Target Fund held the assets in accordance with Section 1223(2) of the Code.

10.      Acquiring  Fund will  succeed to and take into account the items of Target Fund described in Section  381(c) of the Code,  including  the earnings and profits, or  deficit  in  earnings  and  profits,  of Target  Fund as of the date of the
         Transaction.  Acquiring Fund will take these items into account  subject to the conditions and  limitations  specified in Sections 381, 382, 383 and 384 of the
         Code and applicable Regulations thereunder.

Very truly yours